Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of Colony NorthStar Credit Real Estate, Inc. and the related Joint Proxy Statement/Prospectus of Colony NorthStar Credit Real Estate, Inc., NorthStar Real Estate Income Trust, Inc. and NorthStar Real Estate Income II, Inc. and to the use our report dated September 27, 2017 with respect to the consolidated balance sheet of Colony NorthStar Credit Real Estate, Inc. included in the Registration Statement and Joint Proxy Statement/Prospectus.

/s/ Ernst & Young LLP

Los Angeles, California

November 20, 2017